Exhibit 3.1

ARTICLES OF AMENDMENT
OF
MARKEL CORPORATION

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:
1.    The name of the corporation is Markel Corporation (the “Corporation”).
2.    This amendment (the “Amendment”) amends the Corporation’s existing Articles of Incorporation, as restated and in effect prior to the filing of these articles of amendment (the “Existing Articles”), by adding the provisions set forth on Annex A attached hereto after Article IV and immediately preceding Article V.
3.    The foregoing Amendment was adopted by the Corporation effective May 21, 2020.
4.    The adoption of the foregoing Amendment was approved in accordance with Section 13.1-689 of the Code of Virginia by a senior executive officer of the Corporation pursuant to authority granted, and subject to the limits prescribed by, the board of directors of the Corporation in resolutions adopted on August 21, 2019 and May 14, 2020 under the authority granted to the board of directors under Section 13.1-639 of the Code of Virginia and Article IV, Section 4.1 of the Existing Articles. Shareholder approval of the Amendment was not required pursuant to Section 13.1-639 of the Code of Virginia and Article IV, Section 4.1 of the Existing Articles.
5.    The Amendment shall become effective as of 9:15 a.m. Eastern time on May 27, 2020.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its authorized officer on May 22, 2020.

MARKEL CORPORATION

By:     /s/ Richard R. Grinnan
Name:     Richard R. Grinnan

Title:	Senior Vice President, Chief Legal Officer and Secretary

Annex A

Text of Amendment

ARTICLE IVA – SERIES A 6.000% FIXED-RATE RESET NON-CUMULATIVE PREFERRED SHARES

There shall be a series of Preferred Shares, without par value, of the Corporation, having the designation and the preferences, limitations and relative rights as follows:

4A.1 Designation. The serial designation of such series of Preferred Shares shall be “6.000% Fixed-Rate Reset Non-Cumulative Preferred Shares, Series A” (the “Series A Preferred Shares”). Each Series A Preferred Share shall be identical in all respects to every other Series A Preferred Share, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4A.5 below.
4A.2    Number of Shares. The authorized number of Series A Preferred Shares shall be 600,000. Such number may from time to time be increased (but not in excess of the total number of authorized Preferred Shares, less all shares of any other series of Preferred Shares authorized at the time of such increase) or decreased (but not below the number of Series A Preferred Shares then outstanding) by the Board of Directors. Series A Preferred Shares that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Shares, shall be cancelled and shall revert to authorized but unissued Preferred Shares undesignated as to series.
4A.3    Definitions. As used herein with respect to Series A Preferred Shares:
(i)    “Articles of Amendment” means these Articles of Amendment of the Corporation, as filed with and made effective by the State Corporation Commission of Virginia.
(ii)    “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as the same may be amended or restated from time to time.
(iii)    “Business Day” means any day other than (A) a Saturday or Sunday or a legal holiday or (B) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.
(iv)    “Bylaws” means the Bylaws of the Corporation, as amended and restated May 11, 2020, as the same may be amended or restated from time to time.
(v)    “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent with respect to the Series A Preferred Shares at such time.
(vi)    “Common Shares” means the Common Shares, no par value, of the Corporation.
(vii)    “Dividend Payment Date” has the meaning specified in Section 4A.5(i).
(viii)    “Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period will commence on, and include, the original issue date of the Series A Preferred Shares and will end on, but exclude, the December 1, 2020 Dividend Payment Date.
(ix)    “Dividend Record Date” has the meaning specified in Section 4A.5.
(x)    “Depositary” means The Depository Trust Company.
(xi)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(xii)    “First Call Date” means June 1, 2025.
(xiii)    “Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (A) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (B) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (1) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (2) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (A) or (B) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, 0.338%.
(xiv)    “H.15” means the statistical release designated as “H.15 Daily Update,” or any successor publication, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.
(xv)    “Junior Stock” means the Common Shares and any other class or series of the Corporation’s capital stock that the Corporation may issue that does not expressly provide that such capital stock ranks senior to or on parity with the Series A Preferred Shares either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation.
(xvi)    “Liquidation Preference” has the meaning specified in Section 4A.6(ii).
(xvii)    “Nonpayment” has the meaning specified in Section 4A.8(ii).
(xviii)    “Parity Stock” has the meaning specified in Section 4A.4.
(xix)    “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.
(xx)    “Preferred Shares” means any and all series of Preferred Shares, having no par value, of the Corporation, including the Series A Preferred Shares.

(xxi)    “Preferred Shares Directors” has the meaning specified in Section 4A.8(ii).
(xxii)    “Rating Agency” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Corporation.
(xxiii)    “Rating Agency Event” means the occurrence of a Rating Agency amending, clarifying or changing the criteria it uses to assign equity credit to securities such as the Series A Preferred Shares, which amendment, clarification or change results in:
(A)    the shortening of the length of time the Series A Preferred Shares are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series A Preferred Shares; or
(B)     the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Shares by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series A Preferred Shares.

(xxiv)    “Registrar” means American Stock Transfer & Trust Co., LLC (or any successor thereto), in its capacity as registrar.
(xxv)    “Regulatory Capital Event” means that the Corporation becomes subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Corporation as a result of being so subject set forth criteria pursuant to which the Series A Liquidation Preference would not qualify as capital under such capital adequacy guidelines, as the Corporation may determine at any time, in its sole discretion.
(xxvi)    “Reset Date” means the First Call Date and each date falling on the fifth anniversary of the preceding Reset Date.
(xxvii)    “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period.
(xxviii)    “Reset Period” means the period from and including the First Call Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.
(xxix)    “Securities Act” means the Securities Act of 1933, as amended.
(xxx)    “Senior Stock” has the meaning specified in Section 4A.4.
(xxxi)    “Series A Liquidation Preference” means $1,000 for each Series A Preferred Share.
(xxxii)    “Transfer Agent” means the transfer agent with respect to the Series A Preferred Shares, which shall initially be American Stock Transfer & Trust Co., LLC, and its successors, including any successor appointed by the Corporation.
(xxxiii)    “Voting Preferred Shares” means, with regard to any election or removal of a Preferred Shares Director (as defined in Section 4A.8(ii) below) or any other matter as to which the holders of Series A Preferred Shares are entitled to vote as specified in Section 4A.8 below, any other class or series of Preferred Shares of the Corporation ranking equally with the Series A Preferred Shares either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series A Preferred Shares and any other Voting Preferred Shares have been voted in favor of any matter shall be determined by reference to the respective Liquidation Preferences of the Series A Preferred Shares and Voting Preferred Shares voted.
4A.4    Ranking. The Series A Preferred Shares will rank: (i) senior to the Junior Stock; (ii) equally with each other series of Preferred Shares that the Corporation may issue that expressly provides that such shares rank equally with the Series A Preferred Shares with respect to the payment of dividends and/or distributions of assets upon liquidation, dissolution or winding up (collectively, the “Parity Stock”); and (iii) junior to any class or series of the Corporation’s capital stock issued after the original issuance date of the Series A Preferred Shares that expressly provides that such shares rank senior to the Series A Preferred Shares with respect to the payment of dividends and/or distributions of assets upon liquidation, dissolution or winding up (the issuance of such shares being subject to the approval of the Series A Preferred Shares and any other series of Preferred Shares entitled to vote thereon) (collectively, the “Senior Stock”).
4A.5    Dividends.
(i)    Rate. Holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors) to the extent permitted by Virginia law, semi-annually in arrears on the 1st day of June and December for each year (each such date, a “Dividend Payment Date”), commencing on December 1, 2020, non-cumulative cash dividends that accrue for the relevant Dividend Period as follows: (A) from the date of the original issue, to, but excluding the First Call Date at a fixed rate per annum of 6.000% on the Series A Liquidation Preference; and (B) from the First Call Date, during each Reset Period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus 5.662% on the Series A Liquidation Preference.
If the Corporation issues additional Series A Preferred Shares after the original issue date, dividends on such Series A Preferred Shares will accrue from the original issue date if such Series A Preferred Shares are issued prior to the first Dividend Payment Date and otherwise will accrue from the date on which such Series A Preferred Shares are issued (if it is a Dividend Payment Date) or the Dividend Payment Date next preceding the date such Series A Preferred Shares are issued.
Dividends shall be payable to holders of record of the Series A Preferred Shares as they appear on the books of the Corporation on the applicable record date, which shall be the fifteenth calendar day before the Dividend Payment Date or such other record date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Dividend Record Dates shall apply regardless of whether a particular Dividend Record Date is a Business Day.
Dividends on the Series A Preferred Shares shall not be cumulative. Accordingly, if the Board of Directors (or a duly authorized committee of the Board of Directors), does not declare a dividend on the Series A Preferred Shares payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend shall not accrue, the Corporation shall have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any subsequent time, whether or not dividends on the Series A Preferred Shares are declared for any subsequent Dividend Period, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

Dividends payable on the Series A Preferred Shares will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If any Dividend Payment Date is not a Business Day, then such date will nevertheless be a Dividend Payment Date, but dividends on the Series A Preferred Shares, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per Series A Preferred Share).
Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Shares as specified in this Section 4A.5 (subject to the other provisions in the Articles of Incorporation).
(ii)     Reset Period. Unless the Corporation shall have validly called all Series A Preferred Shares for redemption on the First Call Date, the Corporation shall appoint a Calculation Agent with respect to the Series A Preferred Shares prior to the Reset Dividend Determination Date preceding the First Call Date. The applicable dividend rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the Calculation Agent shall notify the Corporation of the dividend rate for the Reset Period. The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period beginning on or after the First Call Date shall be on file at the principal offices of the Corporation, shall be made available to any holder of Series A Preferred Shares upon request and shall be final and binding in the absence of manifest error.
(iii)     Priority of Dividends. So long as any Series A Preferred Shares remain outstanding for any Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding Series A Preferred Shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), during a Dividend Period:
(A)    no dividend shall be paid or declared on the Common Shares or any other shares of Junior Stock, other than: (1) any dividend paid on Junior Stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other Junior Stock; or (2) any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under such plan, or the redemption or repurchase of any rights under such plan; and
(B)    no Common Shares or other Junior Stock shall be purchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than: (1) as a result of a reclassification of Junior Stock for or into other Junior Stock; (2) the exchange, redemption or conversion of one share of Junior Stock for or into another share of Junior Stock; (3) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, (y) a dividend reinvestment or shareholder stock purchase plan, or (z) the satisfaction of the Corporation’s obligations pursuant to any contract outstanding at the beginning of the applicable Dividend Period requiring such purchase, redemption or other acquisition; (4) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged; or (5) through the use of proceeds of a substantially contemporaneous sale of Junior Stock.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the

Dividend Payment Dates pertaining to the Series A Preferred Shares, on a dividend payment date falling within the related Dividend Period for the Series A Preferred Shares) upon the Series A Preferred Shares or any shares of Parity Stock, all dividends declared on the Series A Preferred Shares and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Series A Preferred Shares, on a dividend payment date falling within the related Dividend Period for the Series A Preferred Shares) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per Series A Preferred Share and per share of all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Series A Preferred Shares, on a dividend payment date falling within the related Dividend Period for the Series A Preferred Shares) bear to each other. As used in this paragraph, payment of dividends “in full” means, as to any Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Parity Stock current in dividends, including undeclared dividends for past dividend periods. To the extent a Dividend Period with respect to the Series A Preferred Shares or any shares of Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, the Board of Directors (or a duly authorized committee of the Board of Directors) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Parity Stock and Dividend Period(s) with respect to the Series A Preferred Shares for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Parity Stock and the Series A Preferred Shares.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on the Common Shares and any other shares of Junior Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Shares shall not be entitled to participate in any such dividend.
Dividends on the Series A Preferred Shares shall not be declared, paid or set aside for payment if the Corporation fails to comply, or if such act would cause the Corporation to fail to comply, with applicable laws, rules and regulations.
4A.6    Liquidation Rights.
(i)     Voluntary or Involuntary Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series A Preferred Shares and any Parity Stock are entitled to receive out of assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities to creditors and any required distributions to holders of any Senior Stock, if any, before any distribution of assets is made to holders of Common Shares and any other Junior Stock, a liquidating distribution equal to the respective Liquidation Preferences of those holders plus declared and unpaid dividends, without accumulation of any undeclared dividends.
(ii)    Partial Payment. If in any distribution described in Section 4A.6(i) above of the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of the Series A Preferred Shares and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Shares and to the holders of any Parity Stock will be paid pro rata in accordance with the respective aggregate Liquidation Preferences of those holders. In any such distribution, the “Liquidation

Preference” of any holder of Preferred Shares means the amount payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock on which dividends accrue on a cumulative basis).
(iii)    Residual Distributions. If the Liquidation Preference has been paid in full to all holders of the Series A Preferred Shares and any holders of Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
(iv)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4A.6, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of the Series A Preferred Shares receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation, for cash, securities or other property shall not constitute a liquidation, dissolution or winding-up of the Corporation.
4A.7     Redemption.
(i)    Optional Redemption. The Series A Preferred Shares are perpetual and have no maturity date. The Series A Preferred Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. The Corporation may, at its option, redeem the Series A Preferred Shares then outstanding upon notice given as provided in Section 4A.7(iii) below:
(A)    in whole but not in part, at any time, within 90 days after the occurrence of a Rating Agency Event, at a redemption price equal to $1,020 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current Dividend Period to, but excluding, the redemption date;
(B)    in whole but not in part, at any time, within 90 days after the occurrence of a Regulatory Capital Event, at a redemption price equal to $1,000 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but have not been declared and paid for the then-current Dividend Period to, but excluding the redemption date; or
(C)    in whole or in part, from time to time, on the First Call Date or any subsequent Reset Date, at a redemption price equal to $1,000 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current Dividend Period to, but excluding, the redemption date.
The redemption price for any Series A Preferred Share shall be payable on the redemption date to the holder of such Series A Preferred Shares against surrender of the certificate(s) evidencing such Series A Preferred Shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period will not constitute a part of or be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the Dividend Record Date relating to the Dividend Payment Date.
Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which Series A Preferred Shares shall be redeemed from time to time.
(ii)    No Sinking Fund. The Series A Preferred Shares will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series A

Preferred Shares will have no right to require redemption, repurchase or retirement of any Series A Preferred Shares.
(iii)    Notice of Redemption. Notice of every redemption of Series A Preferred Shares shall be given by first class mail to the holders of record of the Series A Preferred Shares to be redeemed, mailed not less than 10 days nor more than 60 days prior to the date fixed for redemption thereof. Any notice mailed as provided in this Section 4A.7(iii) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A Preferred Shares. Notwithstanding the foregoing, if the Series A Preferred Shares are held in book-entry form through the Depositary or any other similar facility, such notice of redemption may be given to the holders of Series A Preferred Shares at such time and in any manner permitted by such facility.
Each such notice given to a holder shall state: (A) the redemption date; (B) the number of Series A Preferred Shares to be redeemed and, if less than all the Series A Preferred Shares held by such holder are to be redeemed, the number of such Series A Preferred Shares to be redeemed from such holder; (C) the redemption price; (D) if Series A Preferred Shares are evidenced by definitive certificates, the place or places where holders may surrender certificates evidencing those Series A Preferred Shares for payment of the redemption price; and (E) that dividends will cease to accrue on the redemption date.
(iv)    Partial Redemption. In case of any redemption of only part of the Series A Preferred Shares then outstanding, the Series A Preferred Shares to be redeemed shall be selected either pro rata, by lot or by such other method in accordance with the procedures of the Depositary. If fewer than all the Series A Preferred Shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(v)    Effectiveness of Redemption. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any Series A Preferred Shares so called for redemption, then, from and after the redemption date, dividends shall cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Shares shall terminate, except the right to receive the redemption price, without interest. Any funds unclaimed at the end of one year from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with other funds of the Corporation, and after that time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
4A.8 Voting Rights.
(i)    General. Except as provided in this Section 4A.8 or as otherwise required by applicable law, the holders of the Series A Preferred Shares shall have no voting rights.
(ii)    Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any Series A Preferred Shares shall have not been declared and paid for three or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of such Series A Preferred Shares, voting together as a single class with holders of any and all other series of Voting Preferred Shares then outstanding, with each series having a number of votes proportionate to the aggregate Liquidation Preference of the then outstanding shares of such series, will be entitled to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Shares Directors”), provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the securities of the Corporation may be listed) that listed companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than two Preferred Shares Directors. In that event, the Board of Directors shall promptly take action to increase the number of directors on the Board of Directors by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Shares then outstanding or of any other series of Voting Preferred Shares then outstanding (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the Series A Preferred Shares and any such series of Voting Preferred Shares for at least two consecutive dividend periods (or the equivalent thereof, in the case of any other series of Voting Preferred Shares) following the Nonpayment shall have been fully paid or declared and a sum sufficient for payment thereof set aside for payment.
If and when dividends for at least two consecutive dividend periods (or the equivalent thereof, in the case of any other series of Voting Preferred Shares) following a Nonpayment have been paid in full or declared and a sum sufficient for payment thereof set aside for payment, the holders of the Series A Preferred Shares shall be divested of the foregoing voting rights set forth in this Section 4A.8(ii) (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of Voting Preferred Shares have terminated, the term of office of each Preferred Shares Director so elected shall immediately terminate and the number of directors on the Board of Directors shall be reduced by two. In determining whether dividends have been paid for at least two Dividend Periods following a Nonpayment, the Corporation may take account of any dividend the Corporation elects to pay for such a Dividend Period after the regular Dividend Payment Date for that period has passed. Any Preferred Shares Director may be removed at any time without cause by the holders of record of a majority of the Series A Preferred Shares then outstanding and any other shares of Voting Preferred Shares then outstanding (voting together as a class) when they have the voting rights set forth above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Shares Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Shares Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the Series A Preferred Shares then outstanding and any other shares of Voting Preferred Shares then outstanding (voting together as a class) when they have the voting rights set forth above; provided that the filling of any such vacancy shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Shares Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Shares then outstanding or of any other series of Voting Preferred Shares then outstanding (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). The Preferred Shares Directors shall each be entitled to one vote per director on any matter.
(iii)    Other Voting Rights. So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least two-thirds of the Series A Preferred Shares then outstanding, voting together as a single class with any other series of Preferred Shares entitled to vote thereon (to the exclusion of all other series of Preferred Shares), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

(A)     Authorization of Senior Stock. Any amendment or alteration of the Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of Senior Stock;

(B)     Amendment of Articles of Incorporation or Bylaws. Any amendment, alteration or repeal of any provision of the Articles of Incorporation (including to the Articles of Amendment) or Bylaws that would alter or change the voting powers, preferences or special rights of the Series A Preferred Shares so as to affect them materially and adversely; provided, however, that the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of shares that does not rank prior to the Series A Preferred Shares in either the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Shares; or

(C)     Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series A Preferred Shares, (y) a merger or consolidation of the Corporation with another entity (whether or not a corporation) or (z) a conversion, transfer, domestication or continuance of the Corporation into another entity or an entity organized under the laws of another jurisdiction, unless in each case (1) the Series A Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the Series A Preferred Shares are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (2) such Series A Preferred Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Shares immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or any conversion, transfer, domestication or continuance described above would materially and adversely affect one or more but not all series of Preferred Shares (including the Series A Preferred Shares for this purpose), then only the series materially and adversely affected and entitled to vote shall vote to the exclusion of all other series of Preferred Shares. If all series of Preferred Shares are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or conversion, transfer, domestication or continuance, described above, there shall be required a two-thirds approval of each series that will have a diminished status.
Holders of Series A Preferred Shares shall not be entitled to vote with respect to any increase in the total number of the Corporation’s authorized Common Shares or Preferred Shares, any increase in the number of authorized Series A Preferred Shares or the creation or issuance of any other class or series of the Corporation’s capital stock, or any increase in the number of authorized shares of any other class or series of the Corporation’s capital stock, in each case, ranking on parity with or junior to the Series A Preferred Shares with respect to the payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up, except as set forth in this Article IVA. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all Series A Preferred Shares then outstanding shall have been redeemed or called for redemption upon proper notice, and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series A Preferred Shares to effect such redemption.
(iv)    Changes for Clarification. To the fullest extent permitted by law, without the consent of the holders of the Series A Preferred Shares, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Shares, the Corporation may amend, alter or supplement any terms of the Series A Preferred Shares:
(A)    to cure any ambiguity, or to cure, correct or supplement any provision contained in the Articles of Amendment that may be defective or inconsistent; or

(B)     to make any provision with respect to matters or questions arising with respect to the Series A Preferred Shares that is not inconsistent with the provisions of the Articles of Amendment.

(v)    Changes after Provision for Redemption. No vote or consent of the holders of Series A Preferred Shares shall be required pursuant to Sections 4A.8(iii) and (iv) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding Series A Preferred Shares shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption unless in the case of a vote or consent required to authorize Senior Stock if all outstanding Series A Preferred Shares are being redeemed with the proceeds from the sale of the stock to be authorized, in each case pursuant to Section 4A.7 above.
4A.9 Form
(i)    Series A Preferred Shares shall be issued in fully registered, certificated form and may be issued in the form of one or more permanent global Series A Preferred Shares registered in the name of the Depositary or its nominee (each, a “Global Series A Preferred Share”), which shall be substantially in the form set forth in Exhibit A.  Series A Preferred Shares represented by the Global Series A Preferred Shares will be exchangeable for other certificates evidencing Series A Preferred Shares only (x) if the Depositary (A) has notified the Corporation that it is unwilling or unable to continue as depository for the Global Series A Preferred Shares or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by the Corporation within 90 days after such notice or cessation, (y) if the Corporation determines at any time that the Series A Preferred Shares shall no longer be represented by Global Series A Preferred Shares, in which case it shall inform the Depositary of such determination, or (z) following the request of a beneficial owner of Series A Preferred Shares seeking to exercise or enforce its rights with respect to its Series A Preferred Shares. In any such case, such new certificates evidencing Series A Preferred Shares shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar. Except as provided above, owners of beneficial interest in a Global Series A Preferred Share will not be entitled to receive certificates evidencing Series A Preferred Shares. Unless and until such Global Series A Preferred Share is exchanged for other certificates evidencing Series A Preferred Shares, Global Series A Preferred Shares may be transferred, in whole but not in part, and any payments on the Series A Preferred Shares shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Corporation or to a nominee of such successor Depositary.
(ii)    To the extent permitted by applicable procedures of the Depositary, certificates evidencing Series A Preferred Shares may be issued to represent fractional shares with the Series A Liquidation Preference and integral multiples of $1,000 in excess thereof.

The Global Series A Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).  The Global Series A Preferred Shares shall be deposited with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned by the Transfer Agent and registered by the Registrar as hereinafter provided.  The aggregate number of shares represented by the Global Series A Preferred Shares, or any one Global Series A Preferred Share, may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. At such time as all interests in a Global Series A Preferred Share have been converted, canceled, repurchased or transferred, such Global Series A Preferred Share shall be, upon receipt thereof, canceled by the Corporation in accordance with standing procedures and existing instructions between the Depositary and the Corporation.
This Section 4A.9 shall apply only to a Global Series A Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 4A.9, countersign and deliver one or more Global Series A Preferred Shares in accordance with the terms hereof that (A) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (B) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Article IVA, with respect to any Global Series A Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Series A Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Series A Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the registered holder of the Series A Preferred Shares or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series A Preferred Share.
Any two officers of the Corporation, who may be the same individual, shall sign the certificate(s) evidencing the Series A Preferred Shares for the Corporation, in accordance with the Bylaws and applicable law. If such an individual whose signature is on a share certificate no longer holds that office at the time the Transfer Agent authenticates the certificate, such certificate shall be valid nevertheless. A certificate evidencing Series A Preferred Shares shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such certificate. The signature shall be conclusive evidence that such certificate has been authenticated under this Article IVA. Each share certificate shall be dated the date of its authentication.

4A.10    Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series A Preferred Shares may deem and treat the record holder of any Series A Preferred Share as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

4A.11    Notices. All notices or communications in respect of Series A Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Articles of Incorporation, Articles of Amendment or Bylaws or by applicable law.

4A.12    No Conversion Rights. The Series A Preferred Shares shall not be convertible into, or exchangeable for, Common Shares or any other class or series of shares or other securities of the Corporation.

4A.13    No Preemptive Rights. No Series A Preferred Share shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

[Remainder of Page Intentionally Left Blank]

Exhibit A

[FORM OF FACE OF CERTIFICATE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO MARKEL CORPORATION OR AMERICAN STOCK TRANSFER & TRUST CO., LLC, AS TRANSFER AGENT (THE “TRANSFER AGENT”), AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SERIES A PREFERRED SHARE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SERIES A PREFERRED SHARE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE RELATED ARTICLES OF AMENDMENT. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

MARKEL CORPORATION
Incorporated under the laws of
the Commonwealth of Virginia
SERIES A 6.000% FIXED-RATE RESET NON-CUMULATIVE PREFERRED SHARES

CUSIP: 570535 AW4
ISIN: US570535AW40

THIS CERTIFICATE IS TRANSFERRABLE IN
NEW YORK, NY

This is to certify that Cede & Co. is the registered owner of shares of fully paid and non-assessable 6.000% Series A Fixed-Rate Reset Non-Cumulative Preferred Shares, without par value and with a Liquidation Preference of $1,000 per share of MARKEL CORPORATION, a Virginia corporation (the “Corporation”), transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Witness the facsimile signatures of its duly authorized officers.

Dated:__________________

MARKEL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Countersigned and registered

AMERICAN STOCK TRANSFER & TRUST CO., LLC

By:__________________________
Senior Vice President

[FORM OF REVERSE OF CERTIFICATE]
MARKEL CORPORATION

The Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative participating, optional or special rights of each class of shares or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Such request should be addressed to the Corporation or the Transfer Agent.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -		as tenants in common
TEN ENT -		as tenants by the entireties
JT TEN -		as joint tenants with rights of survivorship and not as tenants in common
UNIF GIFT MIN ACT -	Custodian
	(Cust)	(Minor)

under Uniform Gift to Minors Act

(State)
Additional abbreviations may also be used though not in the above list

For Value Received, the undersigned hereby sells, assigns and transfers unto
(PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE)
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS,

INCLUDING ZIP CODE OF ASSIGNEE)

Shares
of the shares of the Corporation represented by the within Certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said shares on the books of the within named Corporation with full power of substitution in the premises.
Dated:
NOTICE: THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.
Signature(s) Guaranteed:____________________________________________
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934.